Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our independent auditors’ report dated May 5, 2021, relating to the financial statements of 9830, MacArthur, LLC & Subsidiaries Ecommerce Business Under the Brands Mueller, Pursteam, Pohl and Schmitt and Spiralizer appearing in this Current Report on Form 8- K of Aterian, Inc.

St. Paul, Minnesota
May 13, 2021